Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2004 (except for Note 9, as to which the date is June 15, 2004) for Earle M. Jorgensen Company and our report dated August 20, 2004 for Earle M. Jorgensen Holding Company, Inc., included in the Proxy Statement/Prospectus for Earle M. Jorgensen Company that is made part of the Registration Statement (Amendment No. 2 to Form S-4, No. 333-111882) of Earle M. Jorgensen Company for the registration of its common stock.

/s/ ERNST & YOUNG LLP

Orange County, California

December 17, 2004